Ex. 10.1

Title:	Executive Severance Policy

Policy:
Xencor, Inc., a Delaware corporation (the “Company”), has adopted an Executive Severance Policy (this “Policy”) as described below. This Policy outlines the terms under which severance benefits will be provided to certain executives in the event of involuntary termination without Cause or resignation for Good Reason (as defined below).
Please refer to Section 2 below for definitions of capitalized terms used and not otherwise defined herein.
Scope: This Policy applies to the following employees:
☐ Corporate (applies to all employees of Xencor and its subsidiaries)
☒ Department (applies to selected employees)
List affected employees: Vice Presidents and Above
Human Resources administers this policy.
General Administration:
1.Eligibility
This policy applies to full-time employees holding the title of Vice President, Senior Vice President, Executive Vice President, or C-level officer (collectively “Eligible Executives”) excluding the CEO, who:
a.Have completed at least six (6) months of continuous employment; and
b.Be terminated involuntarily without Cause or resign for Good Reason; and
c.Execute a separation agreement and general release of claims satisfactory to the Company.
This Policy will remain in effect until the date occurring seven (7) years following the date of its original adoption, unless earlier terminated in accordance with Section 6 below (provided that the expiration of this Policy will not adversely affect the rights of any executive with respect to a termination that occurred prior to the expiration date).
2.Definitions
a.“Base Salary” Annual base salary paid by the Company to the Executive.
b.“Bonus Target” Target bonus percentage for which the Executive is eligible.

Executive Severance Policy Continued
c.“Cause” As defined in the Company’s 2013 Equity Incentive Plan and 2023 Equity Incentive Plan, as amended.
d.“Change in Control” As defined in the Company’s 2013 Equity Incentive Plan and 2023 Equity Incentive Plan, as amended.
e.“Committee” The Human Capital Management & Compensation Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board.
f.“Good Reason” Without the Eligible Executive’s consent, any of the following:
i.material reduction of, or material adverse change to authority, duties, or responsibilities, where such material reduction in authority or job responsibilities is accompanied by a change in title;
ii.material reduction in your Base Salary, other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally; or
iii.relocation of the Company’s executive offices by a distance of 50 miles or more, resulting in an increase of 25 miles or more in one-way commute.
However, any resignation shall only be deemed to be for Good Reason if: (i) the Executive gives the Company written notice of their intent to resign for Good Reason within 60 days following the first occurrence of the condition(s) that they believe constitutes Good Reason, and which notice shall describe such conditions; (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (“Cure Period”) of such condition(s) from the Employee; and (iii) the employee actually resigns their employment within the first 15 days after expiration of the Cure Period.
g.“Release” A signed and dated general release of all known and unknown claims, as drafted in the Company’s discretion, in a severance agreement acceptable to the Company.
3.Severance Benefits
a.Standard Termination (No Change in Control)
Eligible Executives will receive:
i.Severance Payment. Severance in the form of lump sum payment of Eligible Executive’s final annual Base Salary (to be paid on the date occurring sixty (60) days following the date of the Eligible Executive’s termination) as follows:

Executive Severance Policy Continued
1.Vice Presidents: Nine (9) months
2.Senior Vice Presidents: Twelve (12) months
3.Executive Vice Presidents: Fifteen (15) months
ii.Health Care Continuation Coverage. If the Eligible Executive timely elects continued coverage under COBRA, the Company will pay the COBRA premiums for the Eligible Executive and eligible dependents, if applicable, as follows:
1.Vice Presidents: Nine (9) months
2.Senior Vice Presidents: Twelve (12) months
3.Executive Vice Presidents: Fifteen (15) months
b.Termination in Connection with a Change in Control
Severance benefits described in this section 3(b) are subject to a “double-trigger” requirement and will be payable only if an Eligible Executive experiences an involuntary termination without Cause or resigns for Good Reason within 3 months before or within 12 months after a Change in Control. In such event Eligible Executives will receive the benefits described in 3(a) and:
i.Bonus Compensation (the Bonus Target will be paid in a lump sum on the date occurring sixty (60) days following the date of the Eligible Executive’s termination and the prorated annual bonus will be paid in a lump sum on the date in the calendar year following the Eligible Executive’s termination that annual bonuses are paid to other executives of the Company)
1.Vice Presidents: Nine (9) months at Bonus Target plus prorated annual bonus
2.Senior Vice Presidents: Twelve (12) months at Bonus Target plus prorated annual bonus
3.Executive Vice Presidents: Fifteen (15) months at Bonus Target plus prorated annual bonus
ii.Equity Awards
1.Vesting acceleration of all outstanding stock options and equity awards (if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at one hundred percent (100%) of target)
4.No Duplication of Benefits

Executive Severance Policy Continued
In no event shall an Eligible Executive be entitled to any benefits under this Policy if his or her employment with the Company terminates under circumstances that entitle the Executive to receive severance benefits pursuant to the terms of any individual written employment or severance agreement; provided, however, that to the extent that the benefits provided in this Policy are greater than the benefits provided in such written employment or severance agreement, the benefits shall be paid under this Policy in lieu of the benefits provided in the individual written employment or severance agreement.
5.Release Requirement
Payment of the severance benefits described above will be subject to the Eligible Executive executing a Release, which becomes irrevocable at the time specified in the Release, but in no event later than sixty (60) days following the date of the Eligible Executive’s termination.
6.Policy Administration
This Policy shall be interpreted and administered by the Committee (or its delegate). The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Company reserves the right to amend or terminate this policy at any time, provided that no such amendment shall adversely affect the rights of any executive with respect to a termination that has already occurred.
The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this policy shall be final, binding and conclusive.
7.Section 409A Compliance
This Policy is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and administered accordingly.
Notwithstanding any provision of this Policy to the contrary:
a.Separation from Service
Any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon a termination of employment shall be payable only upon the Eligible Executive’s “separation from service” within the meaning of Section 409A.

Executive Severance Policy Continued
b.Specified Employees
If an Eligible Executive is deemed to be a “specified employee” within the meaning of Section 409A, then any payments or benefits that constitute nonqualified deferred compensation and are payable upon separation from service shall be delayed until the earlier of:

i.the date that is six (6) months following the Eligible Executive’s separation from service; or
ii.the Eligible Executive’s death.
Any delayed payments shall be paid in a lump sum on the earliest permissible payment date.
c.Short-Term Deferral / Separation Pay Exemption
To the extent possible, payments and benefits under this Policy are intended to qualify for exemptions from Section 409A, including the short-term deferral exception and the separation pay exception.

d.Installment Payments
If any payments are made in installments, each installment shall be treated as a separate payment for purposes of Section 409A.

e.Reimbursements and In-Kind Benefits
Any reimbursements or in-kind benefits provided under this Policy shall be made or provided in accordance with the requirements of Section 409A, including that:

i.the amount eligible for reimbursement in any taxable year shall not affect the amount eligible for reimbursement in any other taxable year;
ii.reimbursement shall be made no later than the end of the taxable year following the year in which the expense is incurred; and
iii.the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

f.No Guarantee of Tax Treatment
The Company makes no representation or guarantee regarding the tax treatment of any payments or benefits under this Policy. Each Eligible Executive shall be solely responsible for any taxes imposed under Section 409A or otherwise.

End of Document